Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S CAPITAL STOCK REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
General
The following description of the capital stock of Nextdoor Holdings, Inc. (the “Company,” “we,” “us,” and “our”) and of certain provisions of our certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) does not purport to be complete and is subject to our Certificate of Incorporation and our Bylaws, copies of which have been filed with the Securities and Exchange Commission, and the provisions of applicable law.
As of December 31, 2021, we had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock, $0.0001 par value per share and Class B common stock, $0.0001 par value per share. Our authorized common stock consists of 2,500,000,000 shares of Class A common stock, 500,000,000 shares of Class B common stock, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share. All shares of our common stock outstanding are fully paid and non-assessable.
Class A Common Stock and Class B Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of shares of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board of Directors may determine.
Voting Rights
Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and each holder of Class B common stock is entitled to 10 votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless, otherwise required by Delaware law or the Certificate of Incorporation. Delaware law could require either holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if the Company were to seek to amend the Certificate of Incorporation to increase or decrease the par value of a class of our common stock, then that class would be required to vote separately to approve the proposed amendment; and
•if the Company were to seek to amend the Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our common stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
The Company has not provided for cumulative voting for the election of directors in the Certificate of Incorporation. Accordingly, holders of a majority of the shares of our common stock are able to elect all of the Company’s directors.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon the Company’s liquidation, dissolution or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion

Each share of our Class B common stock is convertible into one share of our Class A common stock automatically, without further action by the Company immediately prior to the close of business on the earlier of (i) ten (10) years from the date of the Closing (defined below) and (ii) the date specified by an affirmative vote of the holders of Class B common stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B common stock, voting separately as a single class.
Lock-up Period
Legacy Nextdoor Lock-Up Agreements
Following the transactions contemplated by the Agreement and Plan of Merger, dated July 6, 2021, as amended on September 30, 2021 (the “Merger Agreement”) by and among Khosla Ventures Acquisition Co. II (the “KVSB”), Lorelei Merger Sub Inc., a direct wholly owned subsidiary of KVSB (“Merger Sub”) and Nextdoor, Inc. (“Legacy Nextdoor”) consummated on November 5, 2021 (the “Merger” and the transactions contemplated thereby the “Business Combination”), certain of the former holders of Legacy Nextdoor common stock, Legacy Nextdoor Options, Legacy Nextdoor Restricted Stock or other equity awards outstanding immediately prior to the effective time of the Business Combination have agreed not to sell, pledge, transfer or otherwise dispose of, or grant any option or purchase right with respect to, any shares of our Class A common stock or Class B common stock issued to such holders pursuant to the Business Combination (“Lock-Up Shares”), or engage in any short sale, hedging transaction or other derivative security transaction involving the Lock-Up Shares, for a lock-up period commencing on the closing date of the Business Combination until 180 days following the closing of the Business Combination, subject to customary exceptions.
Sponsor Lock-Up Agreements
Khosla Ventures SPAC Sponsor II LLC (the “Sponsor”) and certain affiliated individuals entered into lock-up agreements (the “Sponsor Lock-Up Agreements”) upon consummation of the Merger on November 5, 2021 (the “Closing”). The Sponsor Lock-Up Agreements contain certain restrictions on transfer with respect to shares of common stock held by the Sponsor and certain affiliated individuals (the “Sponsor Holders”) immediately following the Closing of the Business Combination (other than shares purchased in the public market or shares purchased in the PIPE investment) (the “Sponsor Holders Lock-Up Shares”). Such restrictions began at the Closing and end on the date that is one year after the Closing of the Business Combination, subject to certain customary exceptions, including if, after Closing, we complete a transaction that results in a change of control, the Sponsor Holders Lock-Up Shares are released from restriction immediately prior to such change of control.
Preferred Stock
Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 50,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting stock, without a separate vote of the holders of the preferred stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of the holders of one or more series is required pursuant to the terms of any applicable certificate of designation. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in the Company’s control and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock and Class B common stock. We do not currently plan to issue any shares of preferred stock.
Anti-Takeover Provisions
The provisions of the DGCL, our Certificate of Incorporation, and our Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of the Company to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.

Delaware Law
The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, our Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•at or after the time the stockholder became interested, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Certificate of Incorporation and Bylaws Provisions
The Certificate of Incorporation and the Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of the Company’s management team or changes in our Board of Directors or the Company’s governance or policy, including the following:
•Dual Class Common Stock. As described above in the section entitled “- Class A Common Stock and Class B Common Stock - Voting Rights,” the Certificate of Incorporation provides for a dual class common stock structure pursuant to which holders of Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of outstanding Class A common stock and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets. The

Company’s investors, executives, and employees will have the ability to exercise significant influence over those matters.
•Board of Directors Vacancies. The Certificate of Incorporation and the Bylaws authorize generally only our Board of Directors to fill vacant directorships resulting from any cause or created by the expansion of the Board of Directors. In addition, the number of directors constituting our Board of Directors may be set only by resolution adopted by a majority vote of the entire Board of Directors. These provisions prevent a stockholder from increasing the size of the Board of Directors and gaining control of our Board of Directors by filling the resulting vacancies with its own nominees.
•Classified Board. The Certificate of Incorporation and the Bylaws provide that the Board of Directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of the Board of Directors, and the prospect of that delay might deter a potential offeror. For additional information, see the section entitled “Management - Executive Officers and Directors - Classified Board of Directors.”
•Directors Removed Only for Cause. The Certificate of Incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding common stock.
•Supermajority Requirements for Amendments of the Certificate of Incorporation and Bylaws. The Certificate of Incorporation further provide that the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all of the then outstanding shares of capital stock will be required to amend certain provisions of the Certificate of Incorporation, including provisions relating to the classified board, the size of the Board of Directors, removal of directors, special meetings, actions by written consent and designation of our preferred stock, provided that if two-thirds of the Board of Directors has approved such amendment only the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock shall be required to amend the Certificate of Incorporation. The affirmative vote of holders of at least two-thirds (2/3) of the voting power of all of the then outstanding shares of common stock will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of the Board of Directors. Additionally, in the case of any proposed adoption, amendment, or repeal of any provisions of the Bylaws that is approved by the Board of Directors and submitted to the stockholders for adoption, if two-thirds of the Board of Directors has approved such adoption, amendment, or repeal of any provisions of the Bylaws, then only the affirmative vote of a majority of the voting power of all of the then outstanding shares of common stock shall be required to adopt, amend, or repeal any provision of the Bylaws.
•Stockholder Action; Special Meetings of Stockholders. The Certificate of Incorporation provides that the Company’s stockholders may not take action by written consent, but may only take action at annual or special meetings of the Company’s stockholders. As a result, holders of our common stock would not be able to amend the Bylaws or remove directors without holding a meeting of the Company’s stockholders called in accordance with the Bylaws. The Certificate of Incorporation and the Bylaws provide that special meetings of the Company’s stockholders may be called only by a majority of the Board of Directors, the chairman of the Board of Directors or the Company’s chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of the Company’s stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide advance notice procedures for stockholders seeking to bring business before the Company’s annual meeting of stockholders or to nominate candidates for election as directors at the Company’s annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude the Company’s stockholders from bringing matters before the Company’s annual meeting of stockholders or from making nominations for directors at the Company annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation and Bylaws will not provide for cumulative voting.
•Issuance of Undesignated Preferred Stock. The Board of Directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board of Directors. The existence of authorized but unissued shares of preferred stock enables the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.
•Choice of Forum. In addition, the Certificate of Incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on the Company’s behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against the Company arising pursuant to the DGCL, the Certificate of Incorporation or the Bylaws; any action asserting a claim against the Company that is governed by the internal affairs doctrine; or any to interpret, apply, enforce, or determine the validity of the Certificate of Incorporation or Bylaws. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. The Certificate of Incorporation will also provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court which recently found that such provisions are facially valid under Delaware law or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by the Company’s stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies, to the fullest extent permitted by law, to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by the Company’s stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. The Company’s stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of the Company’s securities shall be deemed to have notice of and consented to the Company’s exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with the Company or the Company’s directors, officers, or other employees, which may discourage lawsuits against the Company and the Company’s directors, officers, and other employees.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock and Class B common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.